EXHIBIT 10.17

[Form of Change of Control Agreement]

            This Change of Control Agreement (the “Agreement”) is effective as of _________________ (the “Effective Date”), by and between_________________ (the “Employee”), and SangStat Medical Corporation  (the “Company”).

RECITALS

            A.        The Employee is presently employed by the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.

            B.         The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility or occurrence of a Change of Control (as defined below) of the Company.

            C.        The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment under the circumstances described herein which provide the Employee with enhanced financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company following a Change of Control.

            D.        Certain capitalized terms used in the Agreement are defined in Section 3 below.

            In consideration of the mutual covenants herein contained the parties agree as follows:

         1.            Terms of Employment.  The Company and the Employee agree that the Employee’s employment is at will, and that his or her employment relationship may be terminated by either party at any time, with or without cause.  If the Employee’s employment terminates for any reason within one (1) month prior to, upon or within eighteen (18) months following a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

         2.            Severance Benefits.

                        (a)        Termination Upon A Change of Control.  If the Employee’s employment is terminated within one (1) month prior to, upon or within eighteen (18) months following a Change of Control, either by the Company, other than a Termination for Cause, or by the Employee as a result of an Involuntary Termination (as defined in Section 3(b) below), then the Employee shall be entitled to receive the compensation, accrued but unused vacation and benefits earned by the Employee through the date of the Employee’s termination of employment and in addition thereto the following severance benefits, as applicable:

                                    (i)         Severance Pay.  Severance pay in an amount equal to (x) ________________1 times (i) the Employee’s annual base salary at the time of such termination and (ii) any bonuses received by the Employee over the twelve (12) months immediately prior to the termination date, plus (y) an amount equal to a portion of the incentive bonus, if any, the Employee will have earned for the fiscal year of the termination on the basis of the achievement of the agreed upon goals for the fiscal year of the termination pro rated to the date of termination, to be paid in a lump sum within thirty (30) days of the Employee’s termination; provided, however, that Employee may elect to receive the salary part of the severance pay as salary continuation over the next _________________.2

                                     (ii)        Options.  All options previously granted to Employee shall become immediately exercisable and vested in full as of Employee’s termination date;

                                    (iii)       Outplacement.  Employee may receive outplacement services for the sooner of six months or until the Employee commences new employment, at a mutually agreed-upon vendor up to a value of [$5,000-$15,000], which amount shall be paid directly from the Company to the vendor; and

                                    (iv)       COBRA.  For a period of up to _________________3 after any termination under this Section 2(a), the Company shall reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage (the “Employment Benefits”).  If the Employee’s medical coverage immediately prior to the date of termination of employment included the Employee’s dependents, the Company paid COBRA premiums shall include premiums for such dependents.  Such Employment Benefits, including dependent benefits, shall terminate upon the earlier of (i) _________________ from the date of the Employee’s termination or (ii) upon commencement of new employment by the Employee.

                        (b)        Voluntary Resignation.  If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination or a termination for Cause), then the Employee shall not be entitled to receive severance or other benefits following the date of such termination under the terms of this Agreement, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

                        (c)        Disability; Death.  If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated at any time due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits following the date of such termination under the terms of this Agreement, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

                        (d)        Termination for Cause.  If the Employee is terminated for Cause (as defined in Section 3(c) below), then the Employee shall not be entitled to receive any severance or other benefits following the date of such termination under the terms of this Agreement, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

                        [(e)       Limitation of Payments and Benefits.

                                    [(i)        To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this Section 2(e), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the aggregate amount of such payments and benefits shall be reduced, but only to the extent necessary so that none of such payments and benefits are subject to excise tax pursuant to Section 4999 of the Code.

                                    (ii)        Within sixty (60) days after the later of termination of employment or the related Change in Control, the Company shall notify the Employee in writing if it believes that any reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is required to comply with the provisions of Subsection 2(e)(i).  If the Company determines that any such reduction is required, it will provide the Employee with copies of the information used and calculations made by the Company to determine the amount of such reduction.  The Company shall determine, in a fair and equitable manner after consultation with the Employee, which payments and benefits are to be reduced so as to result in the maximum benefit for the Employee.

                                    (iii)       Within thirty (30) days after the Employee's receipt of the Company's notice pursuant to Subsection 2(e)(ii), the Employee shall notify the Company in writing if the Employee disagrees with the amount of reduction determined by the Company, or the selection of the payments and the benefits to be reduced.  As part of such notice, the Employee shall also advise the Company of the amount of reduction, if any, that the Employee has, in good faith, determined to be necessary to comply with the provisions of Subsection 2(e)(i) and/or the payments and benefits to be reduced.  Failure by the Employee to provide this notice within the time allowed will be treated by the Company as acceptance by the Employee of the amount of reduction determined by the Company and/or the payments and benefits to be reduced.  If any differences regarding the amount of the reduction and/or the payments and benefits to be reduced have not been resolved by mutual agreement within sixty (60) days after the Employee's receipt of the Company's notice pursuant to Subsection 2(e)(ii), the amount of reduction and/or the payments and benefits to be reduced as determined by the Employee will be conclusive and binding on both parties unless, prior to the expiration of such sixty (60) day period, the Company notifies the Employee in writing of the Company's intention to have the matter submitted to arbitration for resolution and proceeds to do so promptly.  If the Company gives no notice to the Employee of a required reduction as provided in Subsection 2(e)(ii), the Employee may unilaterally determine the amount of reduction required, if any, and/or the payments and benefits to be reduced, and, upon written notice to the Company, the amount and/or the payments and benefits to be reduced will be conclusive and binding on both parties.

If, as a result of the reductions required by Subsection 2(e)(i), the amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.]

[OR]

                                    [(i)        To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee in connection with a Change of Control (collectively, the "Payments") would result in a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of such Payments shall be either:

                                    (A)       the full amount of the Payments, or

                                    (B)       a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefit.  Unless the Company and the Employee otherwise agree in writing, any determination required under this Subsection shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Employee (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  The Company shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under the Subsection.

                                    (ii)        If, as a result of a reduction of Payments required by Subsection 2(e)(i), the amounts previously paid to the Employee exceed the amount to which the Employee in entitled, the Employee will promptly return the excess amount to the Company.]]

            3.         Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

                        (a)        Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

                                    (i)         Any “person’ (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities; or

                                    (ii)        A merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or

                                    (iii)       the complete liquidation of the Company; or

                                    (iv)       the sale or disposition by the Company of all or substantially all the Company’s assets.

                        (b)        Involuntary Termination.  “Involuntary Termination” shall mean the Employee’s resignation within 60 days after any of the following:

                                    (i)         Without the Employee’s express written consent, the assignment to the Employee of any significant duties or the significant reduction of the Employee’s duties, either of which is materially inconsistent with the Employee’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for death, Disability or for Cause;

                                    (ii)        Without the Employee’s express written consent, any reduction in an amount greater than 5% in the base salary and/or or maximum incentive bonus (subject, however, to satisfaction of applicable goals with respect to the actual amount of incentive bonus earned) as in effect immediately prior to such reduction, other than a reduction applied generally to all employees of the acquiring company;

                                    (iii)       Without the Employee’s express written consent, any reduction in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, other than a reduction applied generally to all employees of the acquiring company;

                                    (iv)       Without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than 40 miles from the Employee’s then present location; or

                                    (v)        The failure of the Company to obtain the assumption of the terms of this Agreement by any successors contemplated in Section 4 below;

provided, however, that the Employee’s resignation as a result of any of the foregoing conditions shall be a voluntary resignation, and not an Involuntary Termination, unless the Employee gives written notice of any such condition(s) to the Board and allows the Company at least 10 days thereafter to correct such condition(s).

                        (c)        Cause.  For purposes of this Agreement, a termination for “Cause” occurs if the Employee is terminated for any of the following reasons:

                                    (i)         The Employee’s theft, dishonesty, misconduct or intentional falsification of any employment or Company records;

                                    (ii)        The Employee’s intentional and improper disclosure or use of the Company’s confidential or proprietary information;

                                    (iii)       Any action by the Employee that has a material detrimental effect on the Company’s reputation or business;

                                    (iv)       The Employee’s failure or inability to perform any assigned duty reasonably expected of a person holding the Employee’s position after written notice from the Board to the Employee of, and a reasonable opportunity to cure, such failure or inability; or

                                    (v)        The Employee’s conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs the Employee’s ability to perform his duties for the Company.

                        (d)        Disability.  “Disability” shall mean that the Employee is unable to perform one or more essential functions of his or her position as an employee of the Company as the result of his or her incapacity due to physical or mental impairment for 120 days (not necessarily consecutive) in any one year period.  Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his or her duties as an employee of the Company before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            4.         Severance.

                        No severance benefits shall be made under Section 2(a) unless and until the Employee shall, in consideration of such benefits, execute a release of claims in a form substantially similar to the form attached hereto as Exhibit A; provided, however, that the release shall not in any way impact the right of Employee to be indemnified by the Company.

            5.         Successors.

                        (a)        Company’s Successors.  Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor (or parent thereof) to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                        (b)        Employee’s Successors.  All rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Employee shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

            6.         Notice.

                        (a)        General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

                        (b)        Notice of Termination.  Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6 of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice).

            7.         Miscellaneous Provisions.

                        (a)        No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except with respect to the Employment Benefits as described in Section 2(a)(iv), shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                        (b)        Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                        (c)        Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                        (d)        Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                        (e)        Arbitration.  In the event of any dispute or claim relating to or arising out of the Employee’s employment relationship with the Company, this Agreement, or the termination of the Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud or age, race, sex, national origin, disability or other discrimination or harassment), the Employee and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.  The Employee and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of confidential information, including, but not limited to, either party’s trade secrets or proprietary information.

                        (f)         No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

                        (g)        Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                        (h)        No Representations.  Each party acknowledges that it is not relying and has not relied on any promise, representation or statement made by or on behalf of the other party that is not set forth in this Agreement.

                        (i)         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                        (j)         Prior Agreements.  This Agreement shall supersede all prior arrangements whether written or oral, and understandings, regarding the subject matter of this Agreement.

                        (k)        Modification.  This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and the Company.

            In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY                                                                SangStat Medical Corporation

                                                                                    By:

                                                                                     Title:

 EMPLOYEE                                                                By:

1  For executive officers, the range is one to two; for others, the range is one-half to one.
2  For executive officers, the range is one to two years; for others, the range is six months to one year.
3  For executive officers, the range is one to two years; for others, the range is one-half to one year.
4  Optional provision related to IRS Code Section 280G.

EXHIBIT A

GENERAL RELEASE OF CLAIMS

            1.         In exchange for the additional separation benefits offered to me by SangStat Medical Corporation (the "Company") under the Change of Control Agreement entered into between the Company and myself on _________________, I, _________________, and my successors and assigns release and absolutely discharge the Company and its shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, that I now have, or at any other time had, or shall or may have against the Company based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of wrongful termination, harassment, breach of contract or national origin, race, age, sex or other discrimination under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other applicable law.

            2.         I acknowledge that I have read section 1542 of the Civil Code of the State of California, which in its entirety states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I hereby waive any right or benefit which I have under section 1542 of the Civil Code of the State of California or any equivalent provision of any other state, to the fullest extent that I may lawfully waive such rights pertaining to this Release of All Claims. Notwithstanding the above, I understand that I may retain whatever rights are otherwise preserved under law to file a charge or communicate with, or assist in any investigation or proceeding conducted by or through a state or federal administrative agency.  However, in the event I bring any such claim or action I understand that I am not entitled to any actual relief or recovery therefrom, including recovery for any costs or attorney’s fees.

            3.         I acknowledge that I have carefully read and fully understand this release and I have not relied on any statement, written or oral, which is not set forth in this document.

I UNDERSTAND THAT I AM ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE COMPANY BY SIGNING THIS RELEASE.  I ACKNOWLEDGE THAT I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEPARATION BENEFITS DESCRIBED IN THE CHANGE OF CONTROL AGREEMENT. I FURTHER UNDERSTAND THAT I HAVE [21/45] DAYS TO CONSIDER THIS RELEASE, THAT I MAY REVOKE IT AT ANY TIME DURING THE EIGHT DAYS AFTER I SIGN IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT EIGHT-DAY PERIOD HAS PASSED.

Dated:                          , 200___                                  Name: